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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                  FORM 8-K


                               CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  October 27, 1994



                          Transamerica Corporation
           (Exact name of registrant as specified in its charter)


         Delaware                  1-2964             94-0932740
(State or other jurisdiction    (Commission        (I.R.S. Employer
    of incorporation)           File Number)      Identification No.)


        600 Montgomery Street
        San Francisco, California                        94111
 (Address of principal executive offices)             (Zip Code)



     Registrant's telephone number, including area code:  (4l5) 983-4000




                               Not applicable
       (Former name or former address, if changed since last report.)

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Item 5.  Other Events.

     Transamerica Corporation today reported net income per share of $1.40 for the third quarter of 1994, consisting of $1.31 from continuing operations and $0.09 of investment gains. On a comparable basis, adjusted net income for 1993's third quarter was $1.38 per share, which included $1.29 from continuing operations, $0.12 of net investment gains and a $0.03 per share loss from discontinued operations. The adjusted 1993 numbers exclude the effects of an increase in deferred tax liabilities as a result of the federal tax rate increase, and the favorable resolution of certain tax matters which were offset in part by one-time charges. The unadjusted net income per share for the third quarter of 1993 was $1.70 consisting of $1.61 from continuing operations, $0.12 of investment gains and a $0.03 per share loss from discontinued operations.

     Net income per share for the first nine months of 1994 was $4.02, which included $3.88 of income from continuing operations, $0.15 of investment gains and a $0.01 loss from discontinued operations. Comparable net income per share for 1993's first nine months, adjusted for those items discussed above, was $3.95 per share, consisting of $3.52 of income from continuing operations, $0.39 of investment gains and $0.04 from discontinued operations. The unadjusted net income per share for the first nine months of 1993 was $4.27 consisting of $3.84 of income from continuing operations, $0.39 of investment gains and $0.04 from discontinued operations.

     Income from continuing operations (before investment gains) on a comparable basis for the third quarter of 1994 was $98.9 million, compared to an adjusted $106.7 million for the same 1993 period. Nine-month 1994 income from continuing operations was $303.5 million, compared to an adjusted $295.8 million for the first nine months of 1993. The unadjusted income from continuing operations for the first nine months and third quarter of 1993 was $320.9 million and $131.8 million.

     Net income (including investment gains) for the third quarter of 1994 was $104.9 million ($1.40 per share) compared to $138.9 million ($1.70 per share) for the same 1993 period, which included certain one-time items that had a net benefit of $25.1 million ($0.32 per share). Nine-month 1994 net income was $313.6 million ($4.02 per share) versus $354.6 million ($4.27 per share) for the same 1993 period which also included the third quarter 1993 special items discussed previously.

LIFE INSURANCE OPERATIONS

     Third-quarter 1994 operating income (excluding investment gains) from Transamerica's life insurance activities was a record $64.8 million, up 18 percent from 1993's third quarter adjusted to exclude the 1993 special items. The individual life insurance and life reinsurance businesses both reported significant increases in operating income. The increase at the life insurance division came from improved spreads and increased fees for universal life products. The reinsurance line's benefit payments were lower than the levels experienced last year. 1994's third quarter included $0.2 million of after-tax investment income from amortization of discounts on securities

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called or expected to be called, versus $6.9 million (net of required accelerated amortization of deferred policy acquisition costs) in the prior year's quarter, reflecting 1993's higher bond call activity. The unadjusted third quarter 1993 operating income was $51.1 million. Net income (including gains from investment transactions) for the third quarter of 1994 was $71.0 million. Unadjusted net income for the third quarter of 1993 was $60.4 million.

FINANCE OPERATIONS

      Consumer lending earnings were $22.7 million in the third quarter of 1994, down six percent from the third quarter of 1993. Earnings declined due to an increase in the provision for losses and higher expenses, which were mainly due to the company's branch expansion program. The loss provision increase was due to higher credit losses on foreclosed real estate in Southern California and additional reserves associated with growth in receivables. During the third quarter of 1994, finance receivables grew $104 million, or
2.7 percent. Delinquencies 60 days and over improved to 2.04 percent at September 30, 1994 from 2.07 percent at June 30, 1994, and 2.25 percent at March 31, 1994. Net income (including goodwill amortization) for the third quarter of 1994 and 1993 was $22.6 million and $24.0 million.

      Earnings from Transamerica's commercial lending business were $13.1 million in the third quarter of 1994, an increase of 31 percent from 1993's third quarter adjusted to exclude the 1993 special items. The improved results were primarily due to increased margins in the inventory finance and business credit loan portfolios. During the quarter, the company also successfully completed the sale of the remainder of its previously repossessed rent-to-own stores. The unadjusted third quarter 1993 results were a loss of $33.4 million. Net income (including goodwill amortization) was $10.4 million for the third quarter of 1994. The unadjusted net loss for the third quarter of 1993 was $36.1 million.

     Transamerica's leasing operation reported third-quarter 1994 earnings of $16.4 million, up nine percent from 1993's third quarter results adjusted to exclude the 1993 special items. The increase was primarily due to larger fleet size, more on-hire rail trailer and chassis units, and a larger finance lease portfolio. These factors more than offset lower utilization and rental rates in the standard container line, and costs associated with the consolidation of the Tiphook container fleet acquired earlier this year. The unadjusted third quarter 1993 earnings were $10.7 million. Net income (including goodwill amortization) for the third quarter of 1994 was $15.9 million. Unadjusted net income for the third quarter of 1993 was $10.2 million.

REAL ESTATE OPERATIONS

      Earnings from Transamerica's real estate services segment were $8.4 million in the third quarter of 1994, down 64 percent from 1993's third quarter, adjusted to exclude the 1993 special items, primarily because of the anticipated decline in refinancings due to higher mortgage interest rates. The unadjusted third quarter 1993 earnings were $21.9 million.

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OTHER

     On September 16, Transamerica announced a program to purchase up to 2 million shares of the company's common stock. As a result of this and other previously announced share purchase programs, the number of common shares outstanding at September 30, 1994 were 70.4 million compared to 77.6 million at September 30, 1993.

     Earlier this month, Transamerica announced an agreement to sell its mutual fund subsidiary, Transamerica Fund Management Company, for gross proceeds of approximately $100 million. The transaction is anticipated to close by year end and will result in a small gain.

     On October 14, Transamerica initiated a tender offer to purchase up to
6.4 million depositary shares (80 percent of the depositary shares outstanding) representing interests in its 8.5% Preferred Stock, Series D. If all 80 percent of the shares are purchased, $10.4 million of premium and expenses related to the transaction will be charged directly to shareholders' equity resulting in a $0.15 per share reduction in fourth-quarter earnings per share.

    Transamerica has also elected to call for redemption the entire $100 million outstanding of its 10 Percent Notes Due November 15, 1997. The notes will be redeemed at par, plus interest accrued and unpaid, on November 30, 1994.

    On October 25, Transamerica Corporation announced completion of the offering by its affiliate, Transamerica Delaware, L.P., of $200 million of cumulative Monthly Income Preferred Securities (MIPS), Series A, priced at
9.125 percent.

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                                                      Page 1 of 2

                     TRANSAMERICA CORPORATION
           UNAUDITED SUMMARY OF CONSOLIDATED NET INCOME

                            Nine months ended  Three months ended
                              September 30        September 30
                              1994    1993       1994    1993
_________________________________________________________________
Finance
  Consumer lending           $ 68.4  $ 71.8     $ 22.7  $ 24.1
  Commercial lending           38.5   (16.7)      13.1   (33.4)
  Leasing                      45.1    37.6       16.4    10.7
  Amortization of goodwill     (9.8)   (9.8)      (3.3)   (3.3)
                             _________________________________
    Total finance             142.2    82.9       48.9    (1.9)
Life insurance:
  Income before investment
    transactions              179.7   160.2       64.8    51.1
  Investment transactions      13.2    34.4        6.2     9.3
                             _________________________________
                              192.9   194.6       71.0    60.4
Real estate services and
    asset management:
  Real estate services         48.9    61.1        8.4    21.9
  Asset management              2.9    (0.5)       1.3    (0.6)
  Amortization of goodwill     (1.3)   (1.3)      (0.4)   (0.5)
                             _________________________________
    Total real estate
      services and asset
      management               50.5    59.3        9.3    20.8
Unallocated:
  Interest and other
    expenses                  (68.9)   18.5      (24.1)   61.8
  Investment transactions      (2.4)   (3.9)      (0.2)      -
                             _________________________________
Income from continuing
  operations                  314.3   351.4      104.9   141.1
Income (loss) from
  discontinued operations      (0.7)    3.2          -    (2.2)
                             _________________________________

Net income                   $313.6  $354.6     $104.9  $138.9
                             =================================

Earnings per Share of
Common Stock
  Income from continuing
    operations before
    investment transactions  $ 3.88  $ 3.84     $ 1.31  $ 1.61
  Gain on investment
    transactions               0.15    0.39       0.09    0.12
                             _________________________________
Income from continuing
  operations                   4.03    4.23       1.40    1.73
Income (loss) from
  discontinued operations     (0.01)   0.04          -   (0.03)
                             _________________________________

Net income                   $ 4.02  $ 4.27     $ 1.40  $ 1.70
                             =================================


(Amounts in millions except for share data)

See notes on page 2
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                                                      Page 2 of 2

                     TRANSAMERICA CORPORATION
       NOTES TO UNAUDITED SUMMARY OF CONSOLIDATED NET INCOME


Note A - The summary of consolidated net income has been reclassified to show income from discontinued operations below income from continuing operations. Income from discontinued operations comprises the operations of Transamerica's equity investment in Sedgwick Group plc, which was sold in April 1994.


Note B - Revenues from continuing operations for the nine months ended September 30, 1994 and 1993 were $4.0 billion and $3.6 billion and for the three months then ended were $1.4 billion and $1.2 billion.


Note C - Earnings per share are based on the weighted average number of shares outstanding for the nine months ended
          September 30, 1994 and 1993 of 73.5 million and
          79.0 million after deduction of preferred dividends.


Note D - Income from continuing operations before investment transactions for the three months ended September 30, 1993 includes the following amounts comprising a benefit from the resolution of certain tax matters, special after tax charges and the $8.4 million revaluation of the deferred tax liability as of January 1, 1993 from the retroactive application of the federal income tax rate increase in 1993 (amounts in millions):

          Commercial Lending                $ 43.4
          Leasing                              4.3
          Real Estate Services                 1.6
          Life Insurance                       3.6
          Asset Management                     1.2
          Unallocated Interest and Expenses  (79.2)
                                            ______
          Net benefit                       $(25.1)
                                            ======

          The effect on the first nine months of 1993 of the 1993 retroactive one percent federal tax rate increase which was recorded by Transamerica in the 1993 third quarter is excluded from the above table because the 1993 and 1994 tax provisions are now on a comparable statutory tax rate basis.


Note E - The provisions for income taxes on income from continuing operations for the nine months ended September 30, 1994 and 1993 were $182.7 million and $81.9 million and for the three months then ended were $56.7 million and $(40.7) million (net benefit).

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                                 Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSAMERICA CORPORATION
(Registrant)

Burton E. Broome
Vice President and Controller

Date:  October 27, 1994